EXHIBIT 10.4

SECOND AMENDED AND RESTATED RETENTION AGREEMENT

THIS SECOND AMENDED AND RESTATED RETENTION AGREEMENT (the “Agreement”), is made on this 19th day of July, 2005 (the “Effective Date”), by and between GARDENBURGER, INC., an Oregon Corporation (the “Company”) and Robert Dixon (the “Executive”).

WHEREAS, the Executive serves as a valued employee of the Company and along with other key members of management of the Company (collectively, the “Executives”) provides essential services to the Company; and

WHEREAS, the Company and the Executive have entered into that certain Employment Agreement dated February 26, 2004, and an Amendment to Employment Agreement dated March 24, 2005, pursuant to which the Executive serves as the Vice President, Sales of the Company (collectively, the “Employment Agreement”); and

WHEREAS, in addition to the benefits that the Executive may be entitled to receive under the Employment Agreement, the Company and the Executive are parties to an Amended and Restated Retention Agreement, dated May 4, 2005 (which amended and restated a prior Retention Agreement, dated January 27, 2005, and an Amendment to Retention Agreement, dated March 24, 2005), pursuant to which the Company has endeavored to establish an incentive for the Executive to continue to be employed by the Company through and following the execution of a definitive agreement relating to a Change in Control (as defined in Section 2.4) or a Going Private Transaction (as defined in Section 2.7); and

WHEREAS, the Amended and Restated Retention Agreement did not contemplate the possibility of a Change in Control occurring through means other than the execution of a definitive agreement, and the Company and the Executive wish to provide for such possibility; and

WHEREAS, the Executive has previously informed (and now reaffirms) the Company that the Executive will be unable to devote Executive’s complete unimpaired attention to continue providing services to the Company to assist the Company in negotiating a transaction which contemplates a Change in Control or Going Private Transaction and will be forced to consider other employment opportunities, due to the personal financial risks that such a Change in Control or Going Private Transaction imposes on the Executive, unless the Company agrees to modify the terms of the Amended and Restated Retention Agreement; and

WHEREAS, the Company is aware that the Executives are being recruited by other potential employers and that certain of the Executives have already received offers regarding alternative employment opportunities; and

WHEREAS, the Company has determined that Executive’s continued services with the Company are important to the Company’s efforts to maximize value pursuant to a

Change in Control or Going Private Transaction and that the Company would suffer adverse consequences if Executive’s employment with the Company terminated.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Retention Bonus.

1.1. Bonus Amount and Conditions. Subject to Sections 1.2, 3, 4 and 5.1, the Company shall pay to the Executive the Retention Bonus (as defined in Section 2.9) to the Executive if: promptly, upon request of the Company, the Executive executes and delivers a release of claims against the Company, which release shall be in the same form as Paragraph 9 to the Separation Agreement attached to the Employment Agreement between the Executive and the Company; and the earlier to occur of:

(a)           the Executive has remained continuously employed by the Company through the earlier of:  (i) the date of a full and complete execution of a Sale Transaction; (ii) the date a Change in Control occurs; or (iii) January 27, 2007; or

(b)           the Executive’s employment by the Company is terminated by the Company without Cause (as defined in Section 2.3) other than in connection with Executive’s death or Disability (as defined in Section 2.6).

1.2. Timing and Form of Payment.

(a)           If payment to the Executive is due as a result of Section 1.1(a)(i), the Company shall pay to the Executive:

(i)            seventy-five percent (75%) of the Retention Bonus in a lump sum as soon as administratively feasible following the date of a full and complete execution of a Sale Transaction (the “Signing”); provided, however, that Executive shall not be entitled to the payment contemplated in this Paragraph 1.2(a)(i) unless the Executive exercises all reasonable efforts to support a Signing which contemplates a Sale Transaction; and

(ii)           the remaining twenty-five percent (25%) of the Retention Bonus in a lump sum as soon as administratively feasible following the earlier of:  (A) the date of the consummation of the transactions contemplated by the Sale Transaction; or (B) January 27, 2007, provided, however, that Executive shall not be entitled to the payment contemplated in this Paragraph 1.2(a)(ii) unless the Executive, after the Signing, exercises all reasonable efforts to support the consummation of the Sale Transaction and to cooperate with the Company to consummate the Sale Transaction (including, if so requested by the Company, providing assistance to the prospective buyer in obtaining financing for the Sale Transaction.

(b)           If payment to the Executive is due as a result of Section 1.1(a)(ii), the Company shall pay to the Executive the Retention Bonus in a lump sum as soon as administratively feasible following the date a Change in Control occurs.

(c)           If payment to the Executive is due as a result of Section 1.1(a)(iii), the Company shall pay to the Executive the Retention Bonus in a lump sum as soon as administratively feasible following January 27, 2007.

(d)           If payment to the Executive is due as a result of Section 1.1(b), the Company shall pay to the Executive the Retention Bonus in a lump sum as set forth in Section 2.9(c) or Section 2.9(d), as applicable.

2.             Certain Definitions. As used herein:

2.1. “Affiliate” means, with respect to a Person (as defined below), another Person that directly or indirectly controls, or is controlled by, or is under common control with such Person.

2.2. “Base Salary” means the annual amount equal to One Hundred and Seventy Seven Thousand Dollars ($177,000), as adjusted by the Board of Directors of the Company from time to time.

2.3. “Cause” shall have the meaning set forth in Article I of the Employment Agreement.

2.4. “Change in Control” shall have the meaning set forth in Article I of the Employment Agreement, as amended.

2.5. [This Section Intentionally Omitted.]

2.6. “Disability” shall have the meaning set forth in Article I of the Employment Agreement.

2.7. “Going Private Transaction” shall have the meaning set forth in Section (a)(3) of Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.8. “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.9. “Retention Bonus” means the amount equal to:

(a)           if the Executive has remained continuously employed by the Company through the earlier of:  (i) the date of the Signing and the Signing occurs on or before July 27, 2006, or (ii) the date a Change in Control occurs and such date is on or before July 27, 2006, an amount equal to twelve (12) months of Base Salary in effect at the time of the payment pursuant to Section 1.2; or

(b)           if the Executive has remained continuously employed by the Company through the earlier of:  (i) the date of the Signing, which Signing occurs after July 27, 2006; (ii) the date a Change in Control occurs and such date is after July 27, 2006; or

(iii) January 27, 2007, an amount equal to sixteen (16) months of Base Salary in effect at the time of the payment pursuant to Section 1.2; or

(c)           if payment to the Executive is due as a result of Section 1.1(b) and the Executive’s termination of employment occurs on or before July 27, 2006, the product of:  (i) the amount equal to twelve (12) months of Base Salary in effect at the time of the Executive’s termination of employment; multiplied by (ii) the quotient of:  (A) the number of days commencing on January 27, 2005 and ending on the date of the Executive’s termination of employment; divided by (B) one of the following:  (1) in the event of a Signing, the number of days commencing on January 27, 2005 and ending on the date of the Signing; or (2) in the event of a Change in Control (which is not the result of a Signing), the number of days commencing on January 27, 2005, and ending on the date of the Change in Control; or (3) in the event neither a Signing nor a Change in Control occurs prior to January 27, 2007, then 730; or

(d)           if payment to the Executive is due as a result of Section 1.1(b) and the Executive’s termination of employment occurs at anytime after July 27, 2006, the product of:  (i) the amount equal to sixteen (16) months of Base Salary in effect at the time of the Executive’s termination of employment; multiplied by (ii) the quotient of:  (A) the number of days commencing on January 27, 2005 and ending on the date of the Executive’s termination of employment; divided by (B) one of the following:  (1) in the event of a Signing, the number of days commencing on January 27, 2005, and ending on the date of the Signing; or (2) in the event of a Change in Control (which is not the result of a Signing), the number of days commencing on January 27, 2005, and ending on the date of the Change in Control; or (3) in the event neither a Signing nor a Change in Control occurs prior to January 27, 2007, then 730.

2.10. “Sale Transaction” shall have the meaning set forth in Article I of the Employment Agreement, as amended.

2.11. “Signing” shall have the meaning assigned to it in Section 1.2(a)(i) of this Agreement.

3.             Parachute Payments. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then amounts payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accountant selected by the Executive and reasonably acceptable to the Company. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 3), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax

Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

4.             Certain Limitations.

4.1. Cash Flow Limitation. Notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of any payments due under this Agreement or any similar retention agreements executed now or in the future with any other employee of the Company or any of its Affiliates (each a, “Key Employee”) to the Executive and one or more Key Employees in a single fiscal year shall be limited so that in no event shall the aggregate amount to be paid in cash cause the Company’s Available Credit plus Cash to fall below $1,500,000 (“Cash Flow Ceiling”); and in the event the Available Credit plus Cash would fall below such amount, the Company shall deliver to the Executive to the extent required by this Agreement a payment in an amount equal to the product of (i) the Cash Flow Ceiling multiplied by (ii) a fraction, the numerator of which is the aggregate amount of such Executive’s full payment hereunder for the fiscal year and the denominator of which is the aggregate amount of all payments due to the Executive and all other Key Employees in such fiscal year (“Cash Flow Permitted Amount”). To the extent that payments under this Agreement to the Executive in a single fiscal year would exceed the Cash Flow Ceiling (“Cash Flow Shortfall”), the Company shall pay the Cash Flow Permitted Amount to the Executive and shall pay the Cash Flow Shortfall (in whole or in part) as rapidly as permitted by the terms of this Section 4.1. The obligation to pay the Cash Flow Shortfall shall constitute subordinated debt of the Company until paid. The Company may, in the sole discretion of the Board, elect to waive the annual cash flow limitation set forth above, and absent such a waiver, the limitation shall apply to payments due under this Agreement. For purposes of this Section 4.1, “Available Credit plus Cash” means credit available to the Company as calculated by the Chief Financial Officer or an acceptable designee using the borrowing worksheet supplied by the Company’s Senior Lender plus the total amount of cash in the Company’s bank account(s).

4.2. Debt Limitations. Notwithstanding any other provision of this Agreement to the contrary, if a payment of any amount to the Executive under this Agreement would, if made, be prohibited pursuant to any agreement to which the Company (as defined below) is or from time to time becomes a party, evidencing or governing indebtedness for borrowed money (each, a “Debt Agreement”), the Company shall identify to the Executive the part, if any, of the amount that the Company is permitted to pay in cash under the Debt Agreement (the “Permitted Cash Amount”). If any amount is payable under this Agreement in excess of the Permitted Cash Amount (the “Debt Covenant Shortfall”) on the applicable payment date, the Company shall pay the Permitted Cash Amount and shall pay the Debt Covenant Shortfall (in whole or in part) as rapidly as permitted by and in accordance with the terms of the Debt Agreement. The obligation to pay the Debt Covenant Shortfall shall constitute subordinated debt of the Company until paid. The Company shall use commercially reasonable efforts to obtain a waiver of any such prohibition as may be contained in any applicable Debt Agreement, but the Company shall not be obligated to post additional collateral or to accelerate or increase its debt payments to obtain such waiver.

4.3. Notwithstanding anything to the contrary in this Agreement, the limitations contained in Sections 4.1 and 4.2 of this Agreement on the payment of monies to which the Executive is entitled to receive under this Agreement shall not apply if the triggering event that entitles the Executive to receive monies under this Agreement is a Signing which contemplates a Sale Transaction or a consummation of a Sale Transaction.

5.             Miscellaneous.

5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of this Agreement and intending to be bound by this provision, the Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent and/or files a petition for relief under the United States Bankruptcy Code in any state or Federal court (as determined in good faith by the Board), and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

5.2. Waiver of Civil Code Section 1542. The Company and the Executive each understand and agree that the releases provided herein extend to all claims of every nature and kind, whether known or unknown, suspected or unsuspected. It is expressly understood and agreed that the parties hereby waive the provisions of Section 1542 of the California Civil Code (and any statute or law of similar construction in any other jurisdiction), which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5.3. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The rights of the Executive hereunder are personal to the Executive and may not be assigned by him.

5.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws.

5.5. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court, Central District of California, Santa Ana Division, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the State of California, County of Orange, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

5.6. Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto will not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver will be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived. If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

5.7. Notices. All notices and communications that are required or permitted to be given hereunder must be in writing and will be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Gardenburger, Inc.
15615 Alton Parkway, Suite 350
Irvine, California 92618
Attention:  Robert Trebing

With a copy to:

Pepper Hamilton LLP
5 Park Plaza, Suite 1700
Irvine, California 92614
Attention:  Michael A. Rule, Esquire

If to Executive, to:

Mr. Robert Dixon
7010 Townsend Drive
Highlands Ranch, CO 80130

or to such other address as may be specified in a notice given by one party to the other party hereunder.

5.8. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the provision of a retention bonus and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

5.9. Withholding. The Company will withhold from any payments due to Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

5.10. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

5.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

GARDENBURGER, INC.

By:	/s/ Scott C. Wallace

Title:	Chief Executive Officer, President
and Chairman of the Board

EXECUTIVE

/s/ Robert Dixon
Robert Dixon